Exhibit 99.3

UNAUDITED CONDENSED PRO FORMA COSOLIDATED FINANCIAL INFORMATION

Alta Acquistion - On August 8, 2007, Prospect Medical Holdings, Inc. (Prospect Medical, or the Company) acquired Alta Healthcare System, Inc., a California corporation (“Alta”). The purchase transaction is referred to as the “Alta Acquisition.” Alta is a private, for-profit hospital management company that, through two subsidiary corporations, owns and operates four community-based hospitals — Van Nuys Community Hospital, Hollywood Community Hospital, Los Angeles Community Hospital and Norwalk Community Hospital. These hospitals provide a comprehensive range of medical, surgical and psychiatric services and have a combined 339 licensed beds served by 351 on-staff physicians. Total purchase consideration was approximately $152,300,000, including repayment of approximately $41,485,000 of Alta’s existing debt, approximately $51,300,000 in cash to the former Alta shareholders and 1,887,136 shares and 1,672,880 shares of common and Series B preferred stock, respectively, valued at $59,500,000. Each share of preferred stock will automatically convert into five common shares upon approval by a shareholders vote that was scheduled to be held in November 14, 2007 but was postponed, with no vote having been taken.  If the preferred shares are not converted, each share will accrue dividends at 18% per year, compounding annually. However, no dividends will be paid upon conversion to common shares. The Alta Acquisition (and the refinancing of the ProMed acquisition debt described below) was financed by a $155,000,000 senior secured credit facility arranged by Bank of America, comprising $145,000,000 in term loans and a $10,000,000 revolver, of which $3,000,000 was drawn at closing. The term debt is comprised of a $95,000,000, seven year first-lien term loan at LIBOR plus 400 basis points, with quarterly principal payments of $1,250,000 and an annual principal payment of 50% of excess cash flow, as defined in the loan agreement; and a $50,000,000 seven and one-half year second-lien term loan at LIBOR plus 825 basis points, with all principal due at maturity. Net proceeds of $141.1 million (net of issuance discount and financing costs of $6.9 million) were used to repay Alta’s existing borrowings of $41.5 million, refinance $47 million in ProMed acquisition debt, pay the cash portion of the purchase price of $51.3 million and $1.1 million in direct transaction costs. The purchase agreements provide for certain post-closing adjustments. Any final settlement payments made to, or received from, the sellers of Alta, when finally determined, will be reported as an adjustment to goodwill. Such adjustments cannot be reasonably estimated at this time.

The Company has entered into interest rate swap agreements whereby the LIBOR component of the borrowing rate on approximately one third of the $145,000,000 term loan borrowings is fixed at 5.30% and approximately two thirds of the term loan borrowings is fixed at 5.05%.

ProMed Acquisition - On June 1, 2007, Prospect Medical Holdings, Inc. (Prospect Medical) and its affiliate, Prospect Medical Group, Inc. (“Prospect Medical Group”), completed the acquisition of ProMed Health Services Company, a California corporation and its subsidiary, ProMed Health Care Administrators, Inc. (collectively “ProMed Health Care Administrators”), and two affiliated IPAs; Pomona Valley Medical Group, Inc., dba ProMed Health Network (“Pomona Valley Medical Group”), and Upland Medical Group, Inc. (“Upland Medical Group”). ProMed Health Care Administrators manages the medical care of HMO enrollees served by Pomona Valley Medical Group and Upland Medical Group. In this report, the acquired entities are referred to collectively as the “ProMed Entities”. The purchase transaction is referred to as the “ProMed Acquisition.” Total purchase consideration of $48,000,000, included $41,040,000 of cash and 1,543,237 shares of Prospect Medical common stock valued at $6,960,000 or $4.51 per share. The ProMed Acquisition, and related transaction costs, was financed by $48,000,000 in borrowings (less $991,000 in debt issuance costs) and $1,635,000 from cash reserves. Debt proceeds and cash reserves totaling $48,644,000 was used to fund the cash consideration of $41,040,000 and to repay $7,842,000 of existing debt of Prospect Medical. The borrowings used to finance the acquisition of the ProMed Entities was refinanced in August 2007 using proceeds from the $155,000,000 credit facility entered into in connection with the Alta Acquisition, described above. The purchase agreements provide for certain post-closing working capital and medical claims reserve adjustments. Any final settlement payments made to, or received from, the sellers of the ProMed Entities, when finally determined, will be reported as an adjustment to goodwill. Such adjustments cannot be reasonably estimated at this time. Transaction costs include approximately $991,000 in debt issuance costs (which were expensed upon the refinancing on August 8, 2007) and $372,000 in direct transaction costs.

The Alta and ProMed Acquisitions are accounted for under the purchase method of accounting. Accordingly, the amount of the consideration paid is allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of such consideration paid over the estimated fair value of the assets and liabilities has been preliminarily allocated to goodwill and certain identifiable intangible assets. In the Alta Acquisition, such assets include trade names and covenants-not-to-compete with estimated remaining lives ranging from 4 to 20 years. In the ProMed Acquisition, such intangibles include trade names, membership lists, provider networks and covenants-not-to-compete with estimated remaining lives ranging from of 3 to 15 years. The purchase price allocation will be adjusted upon completion of the final valuation study and may differ materially from the information presented herein. The results of operations and financial position of the ProMed Entities have been included in the Prospect Medical financial statements since the June 1, 2007 acquisition date. The results of operations and financial position of Alta will be included in the Prospect Medical financial statements after the August 8, 2007 acquisition date.

The unaudited condensed pro forma consolidated financial information, giving effect to the purchase of Alta and the ProMed Entities, pursuant to Article 11 of Regulation S-X, appears below in accordance with Item 9.01 of Form 8-K. The unaudited condensed pro forma consolidated financial statements give effect to the purchase of Alta and the ProMed Entities as if the Acquisitions had occurred as of October 1, 2005 for purposes of the condensed pro forma consolidated statements of operations  The unaudited condensed pro forma consolidated balance sheet gives effect to the purchase of Alta as if the Acquisition had occurred as of June 30, 2007. The pro forma financial information is based on the preliminary estimated fair values of the assets and liabilities of Alta as of June 30, 2007 and the ProMed Entities as of June 1, 2007.

The unaudited condensed pro forma consolidated financial statements do not give effect to any synergies that may be realized as a result of the Acquisitions, nor do they give effect to any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of Alta and the ProMed Entities.

The unaudited condensed pro forma consolidated financial statements are provided for informational purposes only and do not purport to present the consolidated results of operations of Prospect Medical Holdings, Inc., Alta and the ProMed Entities, had the Acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future.

Prior to its acquisition by Prospect Medical, Alta’s fiscal year-end was December 31. For purposes of the accompanying unaudited condensed pro forma consolidated statements of operations for the year ended September 30, 2006, Alta’s annual financial statements for the fiscal year ended December 31, 2006 have been included. As such, Alta’s results of operations for the three months ended December 31, 2006 are included in the unaudited condensed pro forma consolidated financial statements for both the year ended September 30, 2006 and the nine months ended June 30, 2007. Alta’s revenues and net income for the quarter ended December 31, 2006 were $28,786,778 and $3,202,923, respectively.

The audited financial statements of Prospect Medical Holdings, Inc. for each of the three years in the period ended September 30, 2006, and the quarterly information for the three and nine-month periods ended June 30, 2007 have been filed with the SEC in Prospect Medical Holdings, Inc.’s Annual Report on Form 10-K, filed on December 28, 2006, and quarterly report on Form 10-Q, filed on August 20, 2007, respectively. The audited financial statements of Alta for the three years ended December 31, 2006 and the unaudited financial statements for the six-month periods ended June 30, 2007 and 2006, are filed as part of this Current Report on Form 8-K/A. The audited financial statements of the ProMed Entities for the three years ended September 30, 2006 (three years ended December 31, 2006, in the case of Upland Medical Group) and the unaudited financial statements for the six-month periods ended March 31, 2007 and 2006, were filed as part of a separate Current Report on Form 8-K/A, filed on August 23, 2007. The August 23, 2007 Current Report on Form 8-K/A includes separate financial statements for each of the three ProMed Entities. To facilitate a more concise presentation in this Current Report, the information related to the three ProMed Entities is presented on a combined basis. The unaudited condensed pro forma consolidated financial statements should be read in conjunction with each company’s historical financial statements and the notes thereto. Certain accounts of Alta and the ProMed Entities have been reclassified to be consistent with Prospect Medical Holdings Inc.’s presentation format. While we have conducted preliminary reviews of accounting and financial reporting policy differences related to Alta and the ProMed Entities, this review is on-going and will continue throughout the merger integration process. As such, additional reclassifications or pro forma adjustments may be identified.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended June 30, 2007

	Historical
	Prospect	ProMed			Reclassification	Pro Forma Adjustments		Pro Forma
	Medical, Inc.	Entities	Alta	Subtotal	Adjustments	Amounts	Notes	Combined
Managed care revenues	$108,906,846	$63,356,926	$—	$172,263,772	$—	$—	(d)	$172,263,772
Hospital operating revenues	—	—	80,861,250	80,861,250	—	—		80,861,250
Total revenues	108,906,846	63,356,926	80,861,250	253,125,022	—	—		253,125,022
Operating expenses:
Managed care cost of revenues	84,097,298	47,721,587	—	131,818,885	—	—		131,818,885
Hospital operating expenses	—	—	59,127,737	59,127,737	—	—		59,127,737
General and administrative	25,725,366	12,237,338	11,584,414	49,547,118	—	(7,274,000)	(e)	42,273,118
Depreciation and amortization	1,399,420	93,394	1,041,939	2,534,753	—	5,673,522	(c),(h)	8,208,275
Total operating expenses	111,222,084	60,052,319	71,754,090	243,028,493	—	(1,600,478)		241,428,015
Operating income from unconsolidated joint venture	2,314,666	—	—	2,314,666	—	—		2,314,666
Operating (loss) income	(572)	3,304,607	9,107,160	12,411,195	—	1,600,478		14,011,673
Other (income) expense:
Investment income	(793,573)	(1,186,747)	—	(1,980,320)	—	1,011,679	(f)	(968,641)
Interest expense	1,138,718	—	3,455,120	4,593,838	—	7,440,188	(b),(g),(h)	12,034,026
Total other (income) expense, net	345,145	(1,186,747)	3,455,120	2,613,518	—	8,451,867		11,065,385

(Loss) income before income taxes	(345,717)	4,491,354	5,652,040	9,797,677	—	(6,851,389)		2,946,288
(Benefit) provision for income taxes	(129,173)	1,744,669	2,228,376	3,843,872	—	(2,665,357)	(i)	1,178,515
Net (loss) income before minority interest	(216,544)	2,746,685	3,423,664	5,953,805	—	(4,186,032)		1,767,773

Minority interest	7,082	—	—	7,082	—	—		7,082
Net (loss) income	$(223,626)	$2,746,685	$3,423,664	$5,946,723	$—	$(4,186,032)		$1,760,691

Net (loss) income per common share:
Basic	$(0.03)			$0.76		$(0.35)		$0.09
Diluted	$(0.03)			$0.76		$(0.33)		$0.09
Weighted average shares outstanding:
Basic	7,786,145			7,786,145		11,794,773	(j)	19,580,918
Diluted	7,786,145			7,786,145		12,636,347	(j)	20,422,492

See accompanying notes.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

For the Twelve Months Ended September 30, 2006

	Historical
	Prospect	ProMed			Reclassification	Pro Forma Adjustments		Pro Forma
	Medical, Inc.	Entities	Alta	Subtotal	Adjustments	Amounts	Notes	Combined
Managed care revenues	$135,796,277	$89,919,319	$—	$225,715,596	$—	$—	(d)	$225,715,596
Hospital operating revenues	—	—	102,959,871	102,959,871	—	—		102,959,871
Total revenues	135,796,277	89,919,319	102,959,871	328,675,467	—	—		328,675,467
Operating expenses:
Managed care cost of revenues	97,184,201	72,977,192	—	170,161,393	—	—		170,161,393
Hospital operating expenses	—	—	72,446,735	72,446,735	(4,604,291)	—		67,842,444
General and administrative	30,205,352	7,855,875	11,651,299	49,712,526	—	—		49,712,526
Depreciation and amortization	1,513,170	190,893	1,291,996	2,996,059	—	7,564,696	(c),(h)	10,560,755
Total operating expenses	128,902,723	81,023,960	85,390,030	295,316,713	(4,604,291)	7,564,696		298,277,118

Operating income from unconsolidated joint venture	1,400,492	—	—	1,400,492	—	—		1,400,492
Operating (loss) income	8,294,046	8,895,359	17,569,841	34,759,246	4,604,291	(7,564,696)		31,798,842
Other (income) expense:
Investment income	(913,068)	(844,960)	—	(1,758,028)	—	703,704	(f)	(1,054,324)
Interest expense	1,107,081	—	4,604,291	5,711,372	4,604,291	10,755,073	(b),(g),(h)	21,070,736
Total other (income) expense, net	194,013	(844,960)	4,604,291	3,953,344	4,604,291	11,458,777		20,016,412

(Loss) income before income taxes	8,100,033	9,740,319	12,965,550	30,805,902	—	(19,023,473)		11,782,429
(Benefit) provision for income taxes	3,193,522	3,811,734	4,120,009	11,125,265	—	(6,364,824)	(i)	4,760,441
Net (loss) income before minority interest	4,906,511	5,928,585	8,845,541	19,680,637	—	(12,658,649)		7,021,988

Minority interest	(16,476)	—	—	(16,476)	—	—		(16,476)
Net (loss) income	$4,890,035	$5,928,585	$8,845,541	$19,664,161	$—	$(12,658,649)		$7,005,512

Net (loss) income per common share:
Basic	$0.71			$2.84		$0.01		$0.37
Diluted	$0.60			$2.43		$0.03		$0.35
Weighted average shares outstanding:
Basic	6,913,405			6,913,405		11,794,773	(j)	18,708,178
Diluted	8,106,652			8,106,652		11,794,773	(j)	19,901,425

See accompanying notes.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2007

	Historical
	Prospect		Pro Forma Adjustments		Pro Forma
	Medical, Inc	Alta	Amounts	Notes	Combined
ASSSETS
Current assets:
Cash and cash equivalents	$16,924,337	$113,068	$(529,527)	(b)	$16,507,878
Investments, primarily restricted certificates of deposit	1,092,971	—	—		1,092,971
Patient accounts receivable, net of allowance for doubtful accounts of $5,983,854	—	16,426,313	—		16,426,313
Government program receivables	—	1,439,706	—		1,439,706
Risk pool receivables	1,770,159	—	—		1,770,159
Other receivables, net of allowances of $600,000	6,052,257	—	—		6,052,257
Notes receivable, current portion	62,063	—	—		62,063
Income tax receivable	—	718,653	—		718,653
Supplies inventory	—	1,287,251	—		1,287,251
Refundable income taxes	3,030,455	—	—		3,030,455
Deferred income taxes, net	345,478	—	4,077,899	(c),(i)	4,423,377
Prepaid expenses and other current assets	955,537	2,235,056	88,630	(q)	3,279,223
Total current assets	30,233,257	22,220,047	3,637,002		56,090,306
Property and equipment, net
Land and land improvements	40,620	760,085	17,271,529	(k)	18,072,234
Buildings	—	2,666,067	19,643,834	(k),(m)	22,309,901
Leasehold improvements	1,111,035	5,183,209	(3,965,733)	(k),(m)	2,328,511
Equipment	4,205,223	11,211,302	(5,860,272)	(l),(m)	9,556,251
Furniture and fixtures	998,482	—	—		998,482
	6,355,360	19,820,662	27,089,356		53,265,379
Less accumulated depreciation and amortization	(4,440,767)	(12,515,725)	12,515,725	(m)	(4,440,767)
Property and equipment, net	1,914,593	7,304,937	39,605,082		48,824,612
Notes receivable, long-term portion	503,595	—	—		503,595
Deposits	961,846	—	—		961,846
Deferred financing costs	—	981,446	5,932,368	(n)	6,913,814
Goodwill	75,768,401	—	97,115,663	(o)	172,884,064
Other intangible assets, net	13,770,874	—	41,170,000	(p)	54,940,874
Other assets	—	424,325	—		424,325
Total assets	$123,152,566	$30,930,755	187,460,113		341,543,435
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other healthcare costs payable	$20,628,526	$—	$—		$20,628,526
Accounts payable and other accrued liabilities	5,737,399	16,786,404	(3,232,794)	(r)	19,291,008
Accrued salaries, wages and benefits	—	4,150,212	—		4,150,212
Third party settlement	—	798,390	—		798,390
Current portion of capital leases	—	409,444	—		409,444
Line-of-credit	—	3,011,663	(3,011,663)	(q)	—
Current portion of long-term debt	6,125,000	1,697,374	406,824	(b),(q)	8,229,198
Income taxes payable	—	—	5,466	(i)	5,466
Total current liabilities	32,490,925	26,853,488	(5,832,167)		53,512,245
Long-term debt, less current maturities	41,375,000	32,805,677	66,862,500	(b),(q)	141,043,177
Deferred income taxes	5,616,707	—	36,167,895	(c)	41,784,602
Other long-term liabilities	231,368	641,000	—		872,368
Total liabilities	79,714,000	60,300,165	97,198,228		237,212,393
Minority interst	76,529	—	—		76,529
Shareholders’ equity:
Common stock	94,832	50,000	(31,129)	(b)	113,704
Additional paid-in-capital	30,105,048	—	59,526,732	(b)	89,631,780
Retained earnings / deficit	13,162,157	(29,419,411)	30,766,283	(s),(i)	14,509,029
Total shareholders’ equity	43,362,037	(29,369,411)	90,261,885		104,254,513
Total liabilities and shareholders’ equity	$123,152,566	$30,930,755	187,460,113		341,543,435

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

June 30, 2007

a.               Purchase accounting. The Alta and ProMed Acquisitions are accounted for under the purchase method of accounting. Accordingly, the amount of the consideration paid is allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of such consideration paid over the estimated fair value of the assets and liabilities has been preliminarily allocated to certain identifiable intangible assets and goodwill as discussed in (c) below. The purchase price allocation will be adjusted upon completion of the final valuation study of these assets as of the acquisition dates, as well as any final settlement payments made to, or received from, the sellers pursuant to post-transaction settlement provisions under the purchase agreements. The amount of such adjustments cannot be reasonably determined at this time.

Integration synergies.  Prospect Medical Holdings believes that it will achieve certain synergies over time from the integration of the acquisitions, by eliminating redundant administrative costs and using its increased purchasing power to achieve higher revenue, and lower health care and general and administrative expenses. The anticipated impact of such synergies, revenue increases and cost savings have not been reflected in the Unaudited Condensed Pro Forma Consolidated Statements of Operations, nor do those Statements of Operations include any nonrecurring / unusual restructuring charges that may be incurred as a result of the integration of the acquisitions.

b.               Purchase consideration and Financing.  ProMed’s total purchase consideration was $48,000,000, comprised of $41,040,000 in cash and $6,960,000 in Prospect Medical common stock, or 1,543,237 shares valued at $4.51 per share. The purchase agreements provide for certain post-closing adjustments. Any final settlement payments made to, or received from, the sellers of the ProMed Entities, when finally determined, will be reported as an adjustment to goodwill. In addition, the total purchase consideration excludes approximately $373,000 in direct transaction costs to date

The purchase was funded by a new three-year variable rate term loan in the amount of $48,000,000. The proceeds (less loan fees of $990,800) and cash on hand of $1,635,000 were used to repay Prospect Medical’s prior debt ($7,842,000) including related interest and fees ($209,039) and to fund the cash portion of the ProMed Acquisition consideration ($41,040,000).

The term loan, which was refinanced on August 8, 2007 in conjunction with the Alta Acquisition, bore interest at a base rate plus a margin. For Base Rate Loans (higher of the federal funds rate plus 0.05% or lender’s prime rate), the margin was 0.75%. For Eurodollar Rate loans (LIBOR), the margin was 3.75%. The margin could increase or decrease based on the consolidated senior leverage ratios. Prospect Medical was required by the lender to enter into an interest rate swap to hedge changes in interest rates. Concurrent with the ProMed Acquisition and financing, the Company entered into a $48,000,000 interest rate swap, under which it will pay interest at a fixed rate of 5.3% plus the applicable margin per year throughout the term of the loan. This interest rate swap remains in effect even though the related term loan was repaid. A pro forma adjustment for the effect of the interest rate swap on interest expense is included in the condensed pro forma combined statements of operations.

Alta’s total purchase consideration of $152,287,928, comprised of $41,484,650 in repayment of existing Alta debt, $51,257,675 in cash consideration, $10,530,219 in Prospect Medical common stock (1,887, 136 shares at $5.58 per share) and $49,015,384 in Prospect Medical preferred stock (1,672,880 shares at $29.30 per share). The purchase agreements provide for certain post-closing adjustments. Any final settlement payments made to, or received from, the sellers of Alta, when finally determined, will be reported as an adjustment to goodwill. In addition, the Company incurred approximately $1,123,000 in direct transaction costs to date.

The Alta Acquisition (and refinancing of the ProMed acquisition debt described above) was financed by a $155,000,000 senior secured credit facility arranged by Bank of America, comprising $145,000,000 in term loans and a $10,000,000 revolver, of which $3,000,000 was drawn at closing. The term debt is comprised of a $95,000,000, seven year first-lien term loan at LIBOR plus 400 basis points, with quarterly principal payments of $1,250,000 and an annual principal payment of 50% of excess cash flow, as defined in the loan agreement; and a $50,000,000 seven and one-half year second-lien term loan at LIBOR plus 825 basis points, with all principal due at maturity. In addition to the pre-existing $48,000,000 interest rate swap agreement described above, the Company entered into a separate interest rate swap agreement for the incremental debt, initially totaling $97,500,000, whereby the LIBOR component of the borrowing rate on the term loan borrowings is fixed at 5.05%. The $148,000,000 in loan proceeds (less loan fees and costs of $6,913,814) were used to repay Prospect Medical’s prior debt $47,000,000 plus related fees and expenses $750,686, to repay Alta’s existing debt of $41,484,650 and to fund the cash portion of the Alta acquisition consideration ($51,257,675).

A pro forma adjustment for the incremental interest expense under the terms of the $155,000,000 credit facility, net of the effect of the interest rate swaps, is included in the condensed pro forma consolidated statements of operations.

In connection with the ProMed and Alta Acquisitions the Company recognized the deferred tax asset, current of $251,870 and 1,723,005, respectively and deferred tax liabilities, non-current of $14,461,667 and $21,706,228 respectively.

c.              Goodwill and definite-lived intangible assets. The following is an analysis of goodwill and definite-lived intangible assets preliminarily recognized in connection with the ProMed and Alta Acquisitions based on the June 1, 2007 balance sheet of the ProMed Entities and the June 30, 2007 balance sheet of Alta:

	Alta	ProMed
Total purchase consideration	$152,287,928	$48,000,000
Purchase related costs	1,122,702	372,326
Total purchase consideration	153,410,630	48,372,326
Less, net assets acquired	(35,859,639)	295,290
Acquisition cost in excess of net assets acquired	117,550,991	48,667,616
Deferred tax liabilities for non-deductible intangible assets acquired	6,524,875	14,739,708
Estimated identifiable intangible assets	(16,380,000)	(36,790,000)
Estimated goodwill	$107,695,866	$26,617,324

In connection with the ProMed and Alta Acquisitions, the Company recognized deferred tax assets, current of $251,870 and $1,723,005, respectively and deferred tax liabilities, non-current of $14,461,667 and $21,706,228, respectively.

Intangibles related to the ProMed Entities include trade names, membership lists, provider networks and covenants-not-to-compete, with estimated lives ranging from 3 to 15 years. The final determination of these fair values will include management’s consideration of a valuation study prepared by independent specialist based on the actual assets and liabilities of the acquired entities that existed at the June 1, 2007 acquisition date, which may differ materially from the information presented above.

Intangibles related to Alta include trade names and covenants-not-to-compete, with an estimated life of 20 years and 4 years respectively. The final determination of these fair values will include management’s consideration of a valuation study prepared by an independent specialist based on the actual assets and liabilities of the acquired entities that existed at the acquisition date, which may differ materially from the information presented above.

d.               Revenues and Cost of Revenues. The combined historical results of the ProMed Entities for the year ended September 30, 2006 and the nine-months ended June 30, 2007 are net of combination adjustments to eliminate $8,010,275 and $11,045,017, respectively, in inter-entity management fees. The management fees had been recorded as revenues by ProMed Health Care Administrators and as general and administrative expenses by the medical groups. The combined results of the ProMed entities for the fiscal year ended 2006 also reflected the elimination of $4,533,894 in revenues and medical costs of ProMed Health Care Admnistrators related to capitation premiums it received  from health plans and in turn paid to the medical groups pursuant to a subcontracting arrangement in effect through September 2006.

e.               General and administrative expenses. Proforma adjustment in the 2007 period to eliminate $7,274,000 in transaction bonuses paid by the ProMed Entities to senior management that was directly related to the acquisition. Pursuant to the purchase agreement, the ProMed Entities were required to maintain cash and receivables on the closing date equal to total liabilities plus $3,000,000. Excess cash may be distributed to shareholders and management. A total of $29,642,000 was distributed, of which $22,368,000 was dividends to shareholders and $7,274,000 were transaction bonuses to senior management. Transaction bonuses were charged to general and administrative expenses in May 2007

f.                 Investment income. Pro forma adjustment to eliminate investment income earned on the ProMed Entities’ accumulated cash balances, $29,642,000 of which was distributed to shareholders and to senior management as dividends and transaction bonuses immediately prior to the purchase transaction. These distributions were directly related to the Acquisition. Interest income is assumed to be earned on the reduced cash balances at the same rate as was actually earned during the nine months ended June 30, 2007 and the twelve months ended September 30, 2006, respectively.

g.              Interest expense and amortization of loan fees. Pro forma adjustments are recorded to:

(i)            Recognized $6,700,433 and $9,768,732 of net additional interest expense for the nine months ended June 30, 2007 and year ended September 30, 2006, respectively, on the $155,000,000 senior secured credit facility arranged by Bank of America to finance the Alta Acquisition and to refinance the ProMed Acquisition debt, net of the effect of the interest rate swaps (see footnote b). Interest expense calculations do not include effect of excess cash flow payments since such amounts are not determinable.

(ii)           Increase amortization of loan fees by $739,755 and $986,340, respectively for the 2007 and 2006 periods. The pro forma adjustments to interest expense exclude the write-off of a unamortized deferred financing costs related to the extinguished debt since such amounts are directly related to the Acquisition and related financings and are non-recurring in nature. The write-off of the unamortized loan fees has been included as a pro forma adjustment to reduce assets and equity in the June 30, 2007 balance sheet as discussed in (n) below.

h.              Amortization of intangibles and additional fixed assets. Pro forma adjustment to recognize additional amortization expense for the nine months ended June 30, 2007 and year ended September 30, 2006 of $16,380,000 and $36,790,000, respectively, of amortizable intangible assets recorded as part of the Alta and ProMed Entities’ purchase price allocation. The various identifiable intangible assets are amortized on a straight line basis over estimated useful lives ranging from 4 to 20 years for Alta and 3 to 15 years for ProMed. Pro forma adjustments for incremental amortization expense of $3,186,858 for the nine months ended June 30, 2007, consisted of $950,250 and $2,236,608 of additional expense for Alta and ProMed, respectively. Incremental amortization expense of $4,249,144 for the twelve months ended September 30, 2006, reflects $1,267,000 and $2,982,144 of additional expense for Alta and ProMed, respectively.

                        Pro forma adjustment also includes $2,486,664 and $3,315,552 in additional depreciation expense on $46,804,000 of property and equipment recorded as part of the Alta purchase price allocation. The property and equipment have remaining useful lives ranging from 2 to 28 years.

i.                 Provision for income taxes. Adjustments include:

a.               The tax effect of the pro forma adjustments referred to above at statutory rates in effect (40%) during the six months ended June 30, 2007 and the year ended September 30, 2006

b.              Additional provision for income taxes for Upland Medical Group for periods prior to June 1, 2007, which was previously taxed at S Corporation rates prior to its acquisition by Prospect Medical.

c.               Additional provision for income taxes for Alta for the period October 1, 2007 through December 31, 2007 to reflect the statutory tax rates (40%) in effect for Prospect and for the period January 1, 2007 through June 30, 2007 as Alta converted to S corporation effective January 1, 2007 and the reversal of deferred tax assets write-off which was effected on January 1, 2007.

j.                 Weighted average shares outstanding. Pro forma adjustment to reflect the impact of the 1,543,237 shares of common  stock issued to the ProMed Entities sellers, and 10,251,536 shares of common stock (1,887,136 common shares and 1,672,880 preferred shares convertible into 8,364,400 common shares) issued to the Alta sellers as being outstanding during the nine months ended June 30, 2007 and the year ended September 30, 2006.  In addition, the diluted EPS for the nine months ended June 30, 2007 has been adjusted to include the effect of options and warrants (841,574 weighted average shares) since Prospect Medical would report net income on the pro forma basis. Common stock equivalents had been excluded from the historical diluted EPS since Prospect Medical reported a net loss for the 2007 period.

k.             Property and equipment – land/buildings. Represents the step up in asset cost to fair market value based on an independent real estate appraisal of Hollywood Community Hospital ($16,220,000), Los Angeles Community Hospital ($12,223,000), Norwalk Community Hospital ($5,940,000) and Van Nuys Community Hospital ($7,540,000).

l.                 Property and equipment – machinery and equipment. Represents the step up in asset cost to fair market value based on an independent appraisal of Hollywood Community Hospital ($1,944,000), Los Angeles Community Hospital ($1,843,000), Norwalk Community Hospital ($907,000) and Van Nuys Community Hospital ($187,000).

m.           Accumulated Depreciation. Pro forma adjustment to eliminate previously recorded accumulated depreciation of approximately $12,516,000 through the date of the Alta Acquisition. All asset categories reflect the recording of fair market value to be depreciated over the remaining useful lives as estimated by an independent appraisal.

n.              Deferred financing costs. Pro forma adjustment to write off approximately $981,000 of unamortized deferred financing costs related to the former Alta borrowings extinguished in the August 2007 financing, and to record additional deferred financing costs of approximately $6,914,000 related to the $155,000,000 Alta Acquisition debt (see note b).

o.               Goodwill. Pro forma adjustment to calculate the residual amount of Alta purchase price and direct transaction costs over net assets acquired and the fair market value of identified tangible and intangible assets, and to adjust the amount of goodwill recognized in connection with the ProMed Acquisition based on the updated fair market value of identified tangible and intangible assets as of June 30, 2007.

p.               Other intangible assets. Represents approximately $16,380,000 in identified intangible assets. The identified intangible assets consist of the estimated fair market value of trade names for Hollywood Community Hospital ($2,730,000), Los Angeles Community Hospital ($5,840,000), Norwalk Community Hospital ($3,850,000) and Van Nuys Community Hospital ($1,720,000), in addition to the fair market value assigned to non-competition agreements for former Alta shareholders estimated at $1,120,000 each. The fair values of the trade names are being amortized over an estimated remaining useful life of 20 years, and the non-competition agreements over 4 years.

q.    Current and long-term debt.  A pro forma adjustment booked to eliminate approximately $41,485,000 of former Alta debt plus related fees and accrued interest as part of the purchase accounting adjustment, the repayment of the ProMed Acquisition debt of approximately $47,000,000 (see note b) which was refinanced on August 8, 2007 in conjunction with the Alta acquisition and the recording of the $145,000,000 of term loans and the $3,000,000 revolver which was drawn down at the closing of the Alta acquisition (see note b).

r.     Accounts payable. A pro forma adjustment booked to reflect the fair value of former Alta accounts payable and other accrued liabilities balance.

s.     Retained earnings (deficit). Pro forma adjustment includes a provision to write off approximately $30,766,283 of Alta accumulated deficit through the acquisition date of August 8, 2007.

Exhibit

Table of Adjustments

Adjustments made to the pro forma balance sheet as of June 30, 2007

Reason	(1)	(2)	(3)	(4)	Total
Account
Cash	141,086,186	(47,750,686)	(93,865,027)	—	$(529,527)
Prepaid expenses and other current assets	—	—	—	88,630	$88,630
Deferred income tax				4,077,899	$4,077,899
Fixed assets
Land	—	—	—	17,271,529	$17,271,529
Buildings	—	—	—	19,643,834	$19,643,834
Leasehold improvements	—	—	—	(3,965,733)	$(3,965,733)
Equipment	—	—	—	(5,860,272)	$(5,860,272)
Accumulated depreciation	—	—	—	12,515,725	$12,515,725
Deferred financing costs	6,913,814	—	—	(981,446)	$5,932,368
Goodwill	—	—	137,030,630	(39,914,967)	$97,115,663
Identified intangibles	—	—	16,380,000	24,790,000	$41,170,000
Line of credit	—	—	—	3,011,663	$3,011,663
Notes payable, current	(8,000,000)	6,000,000	—	1,593,176	$(406,824)
Income taxes payable	—	—	—	(5,466)	(5,466)
Notes payable, long-term	(140,000,000)	41,000,000	—	32,137,500	$(66,862,500)
Deferred income taxes				(36,167,895)	$(36,167,895)
Other liabilities	—	—	—	3,232,794	$3,232,794
Common stock	—	—	(18,871)	50,000	$31,129
APIC	—	—	(59,526,732)	—	$(59,526,732)
Retained earnings	—	750,686	—	(31,516,969)	$(30,766,283)

Key
(1)	New loan less fees
(2)	Payoff of prior debt plus
(3)	Payment for acquisition
(4)	Purchase accounting.

Pro forma adjustments for the nine months ended June 30, 2007

	Revenue	Cost of Revenue	General and Administrative Expense	Depreciation and Amortization	Interest Income	Interest Expense	Provision For Net Income	Net Income
Estimated interest on new loan	$—	$—	$—	$—	$—	$11,294,271	$(4,517,708)	$6,776,563
Amortize loan fees	—	—	—	—	—	739,755	(295,902)	443,853
Elimination of interest on prior loan	—	—	—	—	—	(4,593,838)	1,837,535	(2,756,303)
Adjust for lower interest income due to lower cash	—	—	—	—	1,011,679	—	(404,672)	607,007
Eliminate transaction bonuses	—	—	(7,274,000)	—	—	—	2,909,600	(4,364,400)
Increased depreciation due to acquisition	—	—	—	2,486,664	—	—	(994,666)	1,491,998
Increased amortization of intangibles due to acquisition	—	—	—	3,186,858	—	—	(894,643)	2,292,215
40% tax on Upland income	—	—	—	—	—	—	76,150	76,150
Reinstatement of deferred income tax assets	—	—	—	—	—	—	(2,097,558)	(2,097,558)
True up of Alta’s effective tax rate	—	—	—	—	—	—	1,716,507	1,716,507
Total	$—	$—	$(7,274,000)	$5,673,522	$1,011,679	$7,440,188	$(2,665,357)	$4,186,033

Pro forma adjustments for the year ended September 30,

	Revenue	Cost of Revenue	General and Administrative Expense	Depreciation and Amortization	Interest Income	Interest Expense	Provision For Net Income	Net Income
Estimated interest on new loan	$—	$—	$—	$—	$—	$15,480,104	$(6,192,042)	$9,288,063
Amortize loan fees	—	—	—	—	—	986,340	(394,536)	591,804
Elimination of interest on prior loan	—	—	—	—	—	(5,711,372)	2,284,549	(3,426,823)
Adjust for lower interest due to lower cash	—	—	—	—	703,704	—	(281,482)	422,222
Increased depreciation due to acquisition	—	—	—	3,315,552	—	—	(1,326,221)	1,989,331
Increased amortization of intangibles due to acquisition	—	—	—	4,249,144	—	—	(1,192,857)	3,056,286
40% tax on Upland income	—	—	—	—	—	—	87,765	87,765
Reinstatement of deferred income tax assets	—	—	—	—	—	—	—	—
True up of Alta’s effective tax rate	—	—	—	—	—	—	650,000	650,000
Total	$—	$—	$—	$7,564,696	$703,704	$10,755,073	$(6,364,824)	$12,658,648